Exhibit 4.25

EXECUTION VERSION

SECURITY AGREEMENT
5 May 2023
BETWEEN NATWEST RT HOLDINGS LIMITED as SubCo and NATWEST PENSION TRUSTEE LIMITED as NWPTL

Allen & Overy LLP

Signatories	18

THIS DEED is made on 5 May 2023

BETWEEN:

(1)	NATWEST RT HOLDINGS LIMITED (a company incorporated in England and Wales under number 14651696 whose registered office is at 250 Bishopsgate, London, England, EC2M 4AA) (SubCo); and
(2)	NATWEST PENSION TRUSTEE LIMITED (a company incorporated in England and Wales under number 2726164 whose registered office is at 250 Bishopsgate, London, England, EC2M 4AA) (NWPTL).

BACKGROUND:

(A)	SubCo enters into this Deed in connection with the Payment Triggers Agreement (as defined below).
(B)	It is intended that this document takes effect as a deed notwithstanding the fact that a party may only execute this document under hand.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION
1.1	Definitions

In this Deed:

1995 Act means the Pensions Act 1995;

Act means the Law of Property Act 1925;

Authorisation means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration;

Business Day means a day (other than a Saturday or Sunday) on which banks are generally open in London for normal business;

Enforcement Event means the Final SubCo Obligation having been determined in accordance with the provisions of the Payment Triggers Agreement, where such Final SubCo Obligation is greater than zero and where SubCo has failed to pay the Final SubCo Obligation in accordance with the provisions of the Payment Triggers Agreement;

Final SubCo Obligation means a payment from SubCo to NWPTL as described in Clause 7 of the Payment Triggers Agreement (including, for the avoidance of doubt, a payment under that Clause where it applies by reason of Clause 8.5 of the Payment Triggers Agreement);

NatWest Pension Reservoir Trust means the NatWest Pension Reservoir Trust as established under the Trust Deed;

OMA means the operation and management agreement entered into between the Parent, SubCo and NWPTL on or around the date of this Deed;

Parent means National Westminster Bank plc, a company incorporated in England and Wales under company number 929027 whose registered office is at 250 Bishopsgate, London, England, EC2M 4AA;

Party means a party to this Deed;

Payment Triggers Agreement means the payment triggers agreement entered into between the Parent, SubCo and NWPTL on or around the date of this Deed;

Receiver means a receiver or receiver and manager or administrative receiver, in each case, appointed under this Deed;

RT Payment means any amounts which SubCo receives, or is entitled to receive, from the NatWest Pension Reservoir Trust under the terms of the Payment Triggers Agreement;

RT Trustee means the trustee of the NatWest Pension Reservoir Trust from time to time;

Secured Liabilities means the obligation of SubCo to pay the Final SubCo Obligation in accordance with the terms of the Payment Triggers Agreement;

Security means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect;

Security Asset means any asset of SubCo which is, or is expressed to be, subject to any Security created by this Deed;

Security Period means the period beginning on the date of this Deed and ending on the earlier of: (i) the date on which all the Secured Liabilities have been unconditionally and irrevocably paid and discharged in full; and (ii) the termination of the Payment Triggers Agreement in accordance with its terms;

Subsidiary means:

(a)	a subsidiary within the meaning of Section 1159 of the Companies Act 2006; and
(b)	unless the context otherwise requires, a subsidiary undertaking within the meaning of Section 1162(2) of the Companies Act 2006;

Transaction Documents means the Payment Triggers Agreement, the Trust Deed, the OMA and this Deed; and

Trust Deed means the reservoir trust deed entered into between SubCo, the RT Trustee, the Parent and NWPTL on or around the date of this Deed.

1.2	Construction
(a)	Capitalised terms defined in the Payment Triggers Agreement have the same meaning in this Deed, unless expressly defined in this Deed.
(b)

The provisions of Clause 1.2 of the Payment Triggers Agreement apply to this Deed as though they were set out in full in this Deed except that references to the Payment Triggers Agreement shall be construed as references to this Deed.

(c)	Unless a contrary indication appears, any reference in this Deed to:

(i)

an amendment includes a supplement, novation, extension (whether of maturity or otherwise), restatement, re-enactment or replacement (in each case, however fundamental and whether or not more onerous or involving any change in or addition to the parties to any agreement or document) and amended shall be construed accordingly;

(ii)	assets includes present and future properties, revenues and rights of every description;
(iii)	a type of Security Asset includes all present and future Security Assets of that type;
(iv)	disposal includes a sale, transfer, assignment, grant, lease, licence, declaration of trust or other disposal, whether voluntary or involuntary and dispose shall be construed accordingly;
(v)	losses includes losses, actions, damages, claims, proceedings, costs, demands, expenses (including fees) and liabilities and loss shall be construed accordingly;
(vi)	a Transaction Document or any other agreement or instrument is a reference to that Transaction Document or other agreement or instrument as amended;
(vii)

guarantee means any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(viii)	indebtedness includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;
(ix)

a person includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

(x)

a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(xi)	any rights in respect of an asset includes:
(A)	all amounts and proceeds paid or payable;
(B)	all rights to make any demand or claim; and
(C)	all powers, remedies, causes of action, security, guarantees and indemnities, in each case, in respect of or derived from that asset;
(xii)	the term this Security means any Security created by this Deed;
(xiii)	a provision of law is a reference to that provision as amended or re-enacted; and
(xiv)	a time of day is a reference to London time.

(d)	Clause and Schedule headings are for ease of reference only and do not affect the interpretation of this Deed.
(e)	Any covenant of SubCo under this Deed (other than a payment obligation which has been discharged) remains in force during the Security Period.
(f)	Unless the context otherwise requires, a reference to a Security Asset includes the proceeds of any disposal of that Security Asset.
1.3	Third party rights
(a)	A person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the Third Parties Act) to enforce or to enjoy the benefit of any term of this Deed.
(b)	Notwithstanding any term of any Transaction Document, the consent of any person who is not a Party is not required to rescind or vary this Deed at any time.
(c)

Any Receiver or any delegate or sub-delegate of NWPTL or any Receiver may enforce and enjoy the benefit of any Clause which expressly confers rights on it, subject to Clause 1.3(b) and the provisions of the Third Parties Act.

2.	CREATION OF SECURITY
2.1	General
(a)

SubCo must pay, perform or discharge the Secured Liabilities as and when the same fall due for payment, performance or discharge in the manner provided for in the Transaction Documents or, in the absence of any such express terms, on demand.

(b)	All the security created under this Deed:
(i)	is created in favour of NWPTL;
(ii)	is created over present and future assets of SubCo;
(iii)	is security for the payment of all the Secured Liabilities; and
(iv)	is made with full title guarantee in accordance with the Law of Property (Miscellaneous Provisions) Act 1994.
2.2	Beneficial interest

SubCo charges by way of a first fixed charge its beneficial interest (and any RT Payment) in the NatWest Pension Reservoir Trust to which it is entitled, or which is held on its behalf by any nominee, trustee or custodian.

2.3	Credit balances

SubCo charges by way of a first fixed charge all of its rights in respect of any account that it maintains with any bank, any amount standing to the credit of that account and the debt represented by that account.

2.4	Floating charge
(a)	SubCo charges by way of a first floating charge all of its assets not otherwise effectively mortgaged, charged or assigned by way of fixed mortgage, charge or assignment under this Clause 2.
(b)

Except as provided below, NWPTL may by notice to SubCo convert the floating charge created by this Clause 2.4 with immediate effect into a fixed charge as regards any of SubCo’s assets specified in that notice, if an Enforcement Event is continuing.

(c)	The floating charge created by this Clause 2.4 may not be converted into a fixed charge solely by reason of:
(i)	the obtaining of a moratorium; or
(ii)	anything done with a view to obtaining a moratorium,

under part A1 of the Insolvency Act 1986 other than in respect of any floating charge referred to in subsection (4) of section A52 of part A1 of the Insolvency Act 1986.

(d)

The floating charge created by this Clause 2.4 will (in addition to the circumstances when this may occur under the general law) automatically be converted (without notice) with immediate effect into a fixed charge over all of SubCo’s assets if a resolution is passed or an order is made for the winding-up, dissolution, administration or re-organisation of SubCo or an administrator is appointed in respect of SubCo.

(e)	The floating charge created by this Clause 2.4 is a qualifying floating charge for the purpose of paragraph 14 of Schedule B1 to the Insolvency Act 1986.
3.	REPRESENTATIONS - GENERAL
3.1	Representations

SubCo makes the representations and warranties in this Deed (including in this Clause 3) to NWPTL.

3.2	Nature of security

This Deed creates the Security it purports to create and is not liable to be avoided or otherwise set aside on the liquidation or administration of SubCo or otherwise.

3.3	Status

It is a limited liability corporation, duly incorporated and validly existing under the law of England and it has the power to own its own assets and carry on its business as it is being conducted.

3.4	Binding obligations
(a)	The obligations expressed to be assumed by it in this Deed are legal, valid, binding and enforceable obligations.
(b)	Without limiting the generality of Clause 3.4(a), this Deed creates the security interests which it purports to create and those security interests are valid and effective.

3.5	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, this Deed, do not and will not conflict with:

(a)	any law or regulation applicable to it;
(b)	its constitutional documents; or
(c)	any agreement or instrument binding upon it or any of its assets or constitute a default or termination event (howsoever described) under any such agreement or instrument.
3.6	Power and authority
(a)

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, this Deed and the transactions contemplated by this Deed.

(b)	No limit on its powers will be exceeded as a result of the grant of security contemplated by this Deed.
3.7	Validity and admissibility in evidence

All authorisations required or desirable:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations under this Deed; and
(b)	to make this Deed admissible in evidence in England and Wales,

have been obtained or effected (as appropriate) and are in full force and effect.

3.8	Governing law and enforcement
(a)	The choice of English law as the governing law of this Deed will be recognised and enforced in its jurisdiction of incorporation.
(b)	Any judgment obtained in relation to this Deed in England will be recognised and enforced in its jurisdiction of incorporation.
3.9	Insolvency

No corporate action, legal proceeding or other procedure or step has been taken in relation to:

(a)	any resolution or order for Subco’s winding up, dissolution, administration or reorganisation, or a moratorium is declared in relation to any of Subco’s indebtedness; or
(b)	the appointment of any liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of SubCo or any of its assets.

3.10	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a material adverse effect on the interests of NWPTL have (to the best of its knowledge and belief) been started or threatened in writing against it.

3.11	Times for making representations

The representations and warranties in this Deed (including in this Clause 3) are made by SubCo on the date of this Deed.

4.	RESTRICTIONS ON DEALINGS

SubCo shall not create or permit to subsist any Security over any Security Asset, except as expressly allowed under the Transaction Documents or this Deed.

5.	WHEN SECURITY BECOMES ENFORCEABLE
5.1	Enforcement Event

This Security shall become immediately enforceable on and at any time after the occurrence of an Enforcement Event which is continuing.

5.2	Discretion

After this Security has become enforceable, NWPTL may enforce all or any part of this Security in any manner and on the terms it sees fit.

5.3	Statutory powers

The power of sale and other powers conferred by Section 101 of the Act, as amended by this Deed, shall be immediately exercisable at any time after this Security has become enforceable.

6.	ENFORCEMENT OF SECURITY
6.1	General
(a)	For the purposes of all powers implied by statute, the Secured Liabilities are deemed to have become due and payable on the date of this Deed.
(b)	Section 103 of the Act (restricting the power of sale) and Section 93 of the Act (restricting the right of consolidation) do not apply to this Security.
6.2	No liability as mortgagee in possession

Neither NWPTL nor any Receiver shall be liable, by reason of entering into possession of a Security Asset, to account as mortgagee in possession or for any loss on realisation or for any default or omission for which a mortgagee in possession might be liable.

6.3	Privileges

NWPTL and each Receiver is entitled to all the rights, powers, privileges and immunities conferred by the Act on mortgagees and receivers duly appointed under the Act, except that Section 103 of the Act does not apply.

6.4	Protection of third parties

No person (including a purchaser) dealing with NWPTL or a Receiver or their agents need enquire:

(a)	whether the Secured Liabilities have become payable;
(b)	whether any power which NWPTL or a Receiver is purporting to exercise has become exercisable or is being properly exercised;
(c)	whether any money remains due under the Payment Trigger Agreement; or
(d)	how any money paid to NWPTL or to that Receiver is to be applied.
6.5	Redemption of prior mortgages
(a)	At any time after this Security has become enforceable, NWPTL may:
(i)	redeem any prior Security against any Security Asset;
(ii)	procure the transfer of that Security to itself; and/or
(iii)	settle and pass the accounts of the prior mortgagee, chargee or encumbrancer (and any accounts so settled and passed will be, in the absence of manifest error, conclusive and binding on SubCo).
(b)	SubCo shall pay to NWPTL, immediately on demand, the costs and expenses incurred by NWPTL in connection with any such redemption and/or transfer, including the payment of any principal or interest.
6.6	Contingencies

If this Security is enforced at a time when no amount is due under the Payment Triggers Agreement but at a time when amounts may or will become due, NWPTL (or a Receiver) may pay the proceeds of any recoveries effected by it into a suspense account or other account selected by it.

7.	RECEIVER
7.1	Appointment of Receiver
(a)	Except as provided below, NWPTL may appoint any one or more persons to be a Receiver of all or any part of the Security Assets if:
(i)	this Security has become enforceable; or
(ii)	SubCo so requests NWPTL in writing at any time.

(b)	Any appointment under Clause 7.1(a) shall be by deed, under seal or in writing under its hand.
(c)	Except as provided below, any restriction imposed by law on the right of a mortgagee to appoint a Receiver (including under Section 109(1) of the Act) does not apply to this Deed.
(d)

NWPTL is not entitled to appoint a Receiver solely as a result of the obtaining of a moratorium (or anything done with a view to obtaining a moratorium) under Part A1 of the Insolvency Act 1986 other than in respect of any floating charge referred to in Subsection (4) of Section A52 of Part A1 of the Insolvency Act 1986.

7.2	Removal

NWPTL may by writing under its hand (subject to any requirement for an order of the court in the case of an administrative receiver) remove any Receiver appointed by it and may, whenever it thinks fit, appoint a new Receiver in the place of any Receiver whose appointment may for any reason have terminated.

7.3	Remuneration

NWPTL may fix the remuneration of any Receiver appointed by it and the maximum rate specified in Section 109(6) of the Act shall not apply.

7.4	Agent of SubCo
(a)

A Receiver will be deemed to be the agent of SubCo for all purposes and accordingly will be deemed to be in the same position as a Receiver duly appointed by a mortgagee under the Act.  SubCo shall be responsible for any contracts, engagements, acts, omissions, defaults and losses of a Receiver and for any liabilities incurred by a Receiver.

(b)	NWPTL shall not incur any liability (either to SubCo or to any other person) by reason of the appointment of a Receiver or for any other reason.
7.5	Relationship with Lender

To the fullest extent allowed by law, any right, power or discretion conferred by this Deed (either expressly or impliedly) or by law on a Receiver may after this Security becomes enforceable be exercised by NWPTL in relation to any Security Asset without first appointing a Receiver and notwithstanding the appointment of a Receiver.

8.	POWERS OF RECEIVER
8.1	General
(a)	A Receiver has all of the rights, powers and discretions set out below in this Clause 8 in addition to those conferred on it by any law. This includes:
(i)	in the case of an administrative receiver, all the rights, powers and discretions conferred on an administrative receiver under the Insolvency Act 1986; and
(ii)	otherwise, all the rights, powers and discretions conferred on a receiver (or a receiver and manager) under the Act and the Insolvency Act 1986.

(b)

If there is more than one Receiver holding office at the same time, each Receiver may (unless the document appointing it states otherwise) exercise all of the powers conferred on a Receiver under this Deed individually and to the exclusion of any other Receiver.

8.2	Possession

A Receiver may take immediate possession of, get in and realise any Security Asset.

8.3	Carry on business

A Receiver may carry on any business of SubCo in any manner it thinks fit.

8.4	Employees
(a)

A Receiver may appoint and discharge managers, officers, agents, accountants, servants, workmen and others for the purposes of this Deed upon such terms as to remuneration or otherwise as it thinks fit.

(b)	A Receiver may discharge any person appointed by SubCo.
8.5	Borrow money

A Receiver may raise and borrow money either unsecured or on the security of any Security Asset either in priority to this Security or otherwise and generally on any terms and for whatever purpose which it thinks fit.

8.6	Sale of assets
(a)	A Receiver may sell, exchange, convert into money and realise any Security Asset by public auction or private contract and generally in any manner and on any terms which it thinks fit.
(b)

The consideration for any such transaction may consist of cash or non-cash consideration and any such consideration may be payable in a lump sum or by instalments spread over any period which it thinks fit.

8.7	Compromise

A Receiver may settle, adjust, refer to arbitration, compromise and arrange any claim, account, dispute, question or demand with or by any person who is or claims to be a creditor of SubCo or relating in any way to any Security Asset.

8.8	Legal actions

A Receiver may bring, prosecute, enforce, defend and abandon any action, suit or proceedings in relation to any Security Asset which it thinks fit.

8.9	Receipts

A Receiver may give a valid receipt for any moneys and execute any assurance or thing which may be proper or desirable for realising any Security Asset.

8.10	Delegation

A Receiver may delegate its powers in accordance with this Deed.

8.11	Lending

A Receiver may lend money or advance credit to any person.

8.12	Protection of assets

A Receiver may:

(a)	effect any repair or insurance and do any other act which SubCo might do in the ordinary conduct of its business to protect or improve any Security Asset;
(b)	commence and/or complete any building operation or other works; and
(c)	apply for and maintain any planning permission, building regulation approval or any other Authorisation,

in each case as it thinks fit.

8.13	Other powers

A Receiver may:

(a)

do all other acts and things which it may consider necessary or desirable for realising any Security Asset or incidental or conducive to any of the rights, powers or discretions conferred on a Receiver under or by virtue of this Deed or law;

(b)	exercise in relation to any Security Asset all the powers, authorities and things which it would be capable of exercising if it were the absolute beneficial owner of that Security Asset; and
(c)	use the name of SubCo for any of the above purposes.
9.	DELEGATION
9.1	Power of Attorney

NWPTL or any Receiver may, at any time, delegate by power of attorney or otherwise to any person for any period, all or any right, power, authority or discretion exercisable by it under this Deed.

9.2	Terms

Any such delegation may be made upon any terms and conditions (including the power to sub-delegate) and subject to any restrictions that NWPTL or that Receiver (as the case may be) may think fit.

9.3	Liability

Neither NWPTL nor any Receiver shall be bound to supervise, or will be in any way responsible for any damages, costs or losses incurred by reason of any misconduct, omission or default on the part of any delegate or sub-delegate.

10.	FURTHER ASSURANCES
(a)	At any time an Enforcement Event is continuing, SubCo shall promptly take whatever action NWPTL or a Receiver may require for:
(i)	creating, perfecting or protecting any security over any Security Asset; or
(ii)

facilitating the realisation of any Security Asset, or the exercise of any right, power or discretion exercisable, by NWPTL or any Receiver or any of their respective delegates or sub-delegates in respect of any Security Asset.

(b)	The action that may be required under Clause 10(a) includes (without limitation):
(i)	the execution of any mortgage, charge, transfer, conveyance, assignment or assurance in respect of any asset, whether to NWPTL, its nominee or any other person; or
(ii)	the giving of any notice, order or direction and the making of any filing or registration,

which, in any such case, NWPTL may consider necessary or desirable.

11.	POWER OF ATTORNEY

SubCo, by way of security, irrevocably and severally appoints NWPTL, each Receiver and any of their respective delegates or sub-delegates to be its attorney with the full power and authority of SubCo to execute, deliver and perfect all deeds, instruments and other documents in its name and otherwise on its behalf and to do or cause to be done all acts and things, in each case, which may be required or which any attorney may, in its absolute discretion, deem necessary for carrying out any obligation of SubCo under or pursuant to this Deed (but which SubCo has not done within fifteen (15) Business Days of being notified (in writing) of that failure and being requested to comply or at any time after the occurrence of an Enforcement Event which is continuing) or, at any time after the occurrence of an Enforcement Event which is continuing, generally for enabling NWPTL or any Receiver to exercise the respective powers conferred on them under this Deed or by law.  SubCo ratifies and confirms whatever any attorney does or purports to do under its appointment under this Clause 11.

12.	LIMITED RECOURSE
12.1	Realisation Proceeds

Notwithstanding any other provision of this Deed or any other Transaction Document, the recourse of NWPTL to SubCo under this Deed shall at all times be limited to its Security Assets and to the aggregate proceeds of sale or other realisation of those Security Assets net of any reasonable costs and expenses of that sale or other realisation (the Realisation Proceeds).

12.2	Recourse
(a)	Except as set out in Clause 12.1, in connection with the Secured Liabilities NWPTL shall not:
(i)	have any recourse to, or bring any proceedings against, SubCo;
(ii)	apply to have SubCo wound up or made subject to any other insolvency or bankruptcy procedure in any jurisdiction; or

(iii)	have any recourse to any other assets of SubCo to recover any shortfall between the Realisation Proceeds and the outstanding Secured Liabilities at that time.
(b)	If NWPTL receives or recovers any amount from SubCo other than Realisation Proceeds, NWPTL shall repay that amount to SubCo.
13.	MISCELLANEOUS
13.1	Continuing Security

This Security is a continuing security and shall extend to the ultimate balance of the Secured Liabilities regardless of any intermediate payment or discharge in whole or in part.

13.2	Time deposits

Without prejudice to any right of set-off NWPTL may have under any other Transaction Document or otherwise, if any time deposit matures on any account SubCo has with NWPTL within the Security Period when:

(a)	this Security has become enforceable; and
(b)	no Secured Liability is due and payable,

that time deposit shall automatically be renewed for any further maturity which NWPTL considers appropriate.

14.	CHANGES TO THE PARTIES
14.1	SubCo

SubCo may not assign any of its rights or transfer any of its rights or obligations under this Deed without the prior consent of NWPTL, such consent not to be unreasonably withheld or delayed.

14.2	NWPTL

NWPTL may not assign any of its rights or transfer any of its rights or obligations under this Deed without the prior consent of SubCo, such consent not to be unreasonably withheld or delayed.

15.	NOTICES
15.1

Any notice or other communication to be given under this Deed must be in writing (which includes electronic mail (subject to Clause 15.2)) and may be delivered or sent by post or electronic mail to the party to be served at its address appearing in this Deed as follows, or in case of notice by electronic mail, in accordance with Clause 15.2:

(a)to NWPTL at:	(b) to SubCo at:

RBS Gogarburn, Edinburgh EH12 1HQ	250 Bishopsgate, London, EC2M 4AA
Attention: Wendy Tavendale, Scheme Secretary, NatWest Group Pension Fund	Attention: LG&RA Company Secretariat

or at such other address as a party may have notified to the other party in accordance with this Clause 15. Any notice or other document sent by post shall be sent by prepaid first class recorded delivery post.

15.2	Notices under this Deed may be sent by one party to the other party by use of electronic mail (e-mail). E-mail notices shall be sent:

(a)to NWPTL at:	(b)to SubCo at:
E-mail: wendy.tavendale@natwest.com	FM-001960@rbos.co.uk

or at such other e-mail address as a party may have notified to the other party in accordance with this Clause 15.

15.3	Any notice or other formal communication shall be deemed to have been given:
(a)	if delivered, at the time of delivery; or
(b)	if posted, at 10.00 a.m. on the second Business Day after it was put into the post; or
(c)	if sent by e-mail, upon receipt.
15.4

In proving service of a notice or other formal communication, it shall be sufficient to prove that delivery was made or that the envelope containing the communication was properly addressed and posted either by prepaid first class recorded delivery post or by prepaid airmail, or (as the case may be) that the e-mail was properly addressed and transmitted by the sender's server into the network and there was no apparent error in the operation of the sender's e-mail system.

15.5

This Clause 15 shall not apply in relation to the service of any claim form, notice, order, judgment or other document relating to or in connection with any proceedings, suit or action arising out of or in connection with this Deed.

16.	PARTIAL INVALIDITY

If, at any time, any provision of this Deed is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

17.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of NWPTL, any right or remedy under this Deed shall operate as a waiver of any such right or remedy or constitute an election to affirm this Deed.  No election to affirm this Deed on the part of NWPTL shall be effective unless it is in writing.  No single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy.  The rights and remedies provided in this Deed are cumulative and not exclusive of any rights or remedies provided by law, and may be waived only in writing and specifically.

18.	RELEASE

At the end of the Security Period or if otherwise contemplated by the terms of any other Transaction Document, NWPTL shall, at the request of SubCo, take whatever action is necessary to release the relevant Security Assets from this Security in accordance with the Transaction Documents.

19.	COUNTERPARTS

This Deed may be executed in any number of counterparts, all of which, taken together, shall constitute one and the same agreement, and any party (including any duly authorised representative of a party) may enter into this Deed by executing a counterpart.

20.	GOVERNING LAW

This Deed and any non-contractual obligations arising out of or in connection with it are governed by English law.

21.	ENFORCEMENT
21.1	Jurisdiction
(a)

Each Party agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute (including, without limitation, claims for set-off and counterclaim) which may arise in connection with the creation, validity, effect, interpretation or performance of, or the legal relationships established by or pursuant to this Deed, and for such purposes irrevocably submits to the jurisdiction of the courts of England and Wales.

(b)	Each of the Parties:
(i)	waives any objection to the choice of or submission to the courts of England and Wales on the grounds of forum non conveniens or otherwise as regards proceedings in connection with this Deed; and
(ii)

agrees that a judgment, declaration or order (whether interim or final) of a court of England and Wales is conclusive and binding on it and may be enforced against it in the courts of any other jurisdiction.

IN WITNESS of which this Deed has been executed as a deed and delivered on the date stated at the beginning of this Deed.

SIGNATORIES

SubCo

EXECUTED as a deed by NATWEST RT HOLDINGS LIMITED acting by Mark Chadwick, a director		)
)
		)	/s/ Mark Chadwick
		)	Director
)
)
in the presence of:		)

Witness’s Signature:	/s/Arife Aktan
Name of witness:	Arife Aktan

NWPTL

EXECUTED as a deed by NATWEST PENSION TRUSTEE LIMITED acting by Joanna Matthews, duly authorised by CAPITAL CRANFIELD PENSION TRUSTEES LIMITED to sign on its behalf as director of NATWEST PENSION TRUSTEE LIMITED and Wendy Tavendale, its secretary

)
)
)	/s/ Joanna Matthews
)	Director
)
)	/s/ Wendy Tavendale
)	Secretary